Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Numbers 333-112973 and 333-124095) of Eksportfinans ASA of our report dated March 29, 2006, except for Note 34 which is dated August 29, 2006, relating to the financial statements, which appear in this Annual Report on Form 20-F/A for the year ended December 31, 2005.
August 29, 2006
Oslo, Norway
/s/ PricewaterhouseCoopers AS